SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: DECEMBER 16, 1999

                DATE OF EARLIEST EVENT REPORTED: DECEMBER 7, 1999


                         COMMISSION FILE NUMBER 0-28840



                                 IMRGLOBAL CORP.
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             (Exact Name of Registrant as Specified in its Charter)


          FLORIDA                                         59-2911475
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(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)



                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
              -----------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)



                                 (727) 467-8000
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              (Registrant's Telephone Number, Including Area Code)



                                       N/A
                         -------------------------------
                         (Former Name or Former Address,
                          if Changed Since Last Report)



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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On December 7, 1999, IMRglobal acquired 100% of the outstanding stock of Neverdahl-Loft & Associates, Inc. ("Neverdahl"), a privately held provider of information technology services to the life insurance industry. In exchange for Neverdahl's common stock, Neverdahl's stockholders received $10.2 million in cash. Additional cash of approximately $1.5 will be paid to Neverdahl's stockholders in 2000 based on the amount of certain incremental income taxes resulting from this transaction. In addition, a cash contingent payment of $2.5 million is payable in 2000 if certain specified financial goals are achieved for the six months ended June 30, 2000. Any contingent payment would result in an increase in the purchase price and the resulting goodwill. The Neverdahl acquisition is accounted for as a purchase pursuant to the provisions of APB No. 16, "Business Combinations".


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (a)     Financial Statements of Neverdahl-Loft & Associates, Inc.:

                  Not required.

          (b)     Pro Forma Financial Information:

                  Not Required.

          (c)     Exhibits:

                  None.

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

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            IMRGLOBAL CORP.



Date DECEMBER 16 , 1999            /s/ SATISH K. SANAN
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                                   Satish K. Sanan
                                   Chief Executive Officer



Date DECEMBER 16, 1999             /s/ ROBERT M. MOLSICK
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                                   Robert M. Molsick
                                   Chief Financial Officer



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